CERTIFICATE OF AMENDMENT
                               TO
                     ARTICLES OF INCORPORATION
                               OF
                          PAST-TELL LIMITED

We the undersigned as President and Secretary of Past-Tell
Limited do hereby certify:

That the Board of Directors of said Corporation at a Past-
Tell Limited meeting duly convened and held via telephone on the 14th day of October, 1996 adopted a Resolution to amend the original Articles as follows:

A. Delete Article I in its entirety and substitute in its place the following:

Article One.  The name of the Corporation is Chaos Group,
Inc.

B. Delete Article II in its entirety and substitute in its place the following:

Article Two. The resident agent and the resident office are:

Resident Agent:            Michael Morrison
Resident Office:           1025 Ridgeview, Suite 400
                           Reno, Nevada  89509

Said amendment has been consented to and approved by the owners of majority of the duly issued and outstanding shares of common stock which represent a majority of the sole class of common stock outstanding and entitled to vote thereon. The change is effective immediately upon the filing of this Certificate.

/s/  Michael Reynolds
Michael Reynolds

/s/  Ronnie Case
Ronnie Case

State of California   )
                      )   ss.
County of Ventura     )

On this 28th day of October, 1996, personally appeared before Michael Reynolds and Ronnie Case, personally known to me or provided to me on the basis of satisfactory evidence to the persons whose names are signed on the preceding document, and acknowledged to me that they signed it voluntarily for its stated purpose.

/s/
Notary Public